Exhibit 99.1

Contact:	Christina Cha Marketing & Communications Manager Kennedy Wilson (310) 887-6294 ccha@kennedywilson.com www.kennedywilson.com

9701 Wilshire Blvd. Suite 700
Beverly Hills, CA 90212

NEWS RELEASE

KENNEDY WILSON ANNOUNCES RESULTS OF 2011 ANNUAL MEETING

BEVERLY HILLS, Calif. (June 23, 2011) – International real estate investment and services firm Kennedy Wilson (NYSE: KW) today announced the results of its 2011 annual shareholder meeting held on Thursday, June 23, 2011.

Shareholders reelected Jerry R. Solomon and David A. Minella to each serve a three-year term on the Board of Directors. Additionally, shareholders approved the compensation of the Company’s named executive officers in an advisory manner and approved that a vote on the compensation of the Company’s named executive officers should occur every three years. The issuance of shares of common stock upon conversion of Series B Preferred Stock in accordance with applicable NYSE rules was approved. Shareholders also ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is an international real estate investment and services company headquartered in Beverly Hills, CA with 23 offices in the U.S., Europe and Japan. The company offers a comprehensive array of real estate services including auction, conventional sales, property services and investment management. Through its fund management and separate account businesses, Kennedy Wilson is a strategic investor of real estate investments in the U.S., Europe and Japan. For further information on Kennedy Wilson, please visit www.kennedywilson.com.

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